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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (Date of earliest event reported): AUGUST 17, 1998



                              EVI WEATHERFORD, INC.
               (Exact name of registrant as specified in charter)


        DELAWARE                   1-13086                  04-2515019
(State of Incorporation)   (Commission File No.) (I.R.S. Employer Identification No.)



     5 POST OAK PARK, SUITE 1760,
            HOUSTON, TEXAS                                 77027-3415
(Address of Principal Executive Offices)                   (Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 297-8400


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ITEM 5.   OTHER EVENTS

         On August 17, 1998, the stockholders of EVI Weatherford, Inc. ("EVI") and the shareholders of Christiana Companies, Inc. ("Christiana") each approved a proposed acquisition by EVI of Christiana. The proposed acquisition is to be effected pursuant to a merger of a wholly-owned subsidiary of EVI with and into Christiana (the "Merger"). Under the terms of an Agreement and Plan of Merger dated December 12, 1997, as amended, between EVI and Christiana (the "Merger Agreement"), the consummation of the Merger is subject to the satisfaction of various conditions precedent, including confirmation of an opinion of Arthur Andersen LLP to the effect that, among other things, the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the shareholders of Christiana will not recognize any federal income tax as a result of their receipt in the Merger of shares of common stock of EVI ("EVI Common Stock") in exchange for their shares of common stock of Christiana ("Christiana Common Stock") in the Merger.

         Under the applicable provisions of the Code, the Merger will not qualify as a tax free reorganization under Section 368 of the Code and the shareholders of Christiana will not be entitled to receive the shares of EVI Common Stock in exchange for their shares of Christiana Common Stock without the recognition of gain or loss for federal income tax purposes unless the value of the shares of EVI Common Stock to be received by the shareholders of Christiana in the Merger as of the effective time of the Merger is equal to at least 80% of the total value of the consideration to be received by the shareholders of Christiana in the Merger. Due to recent declines in the market price of the EVI Common Stock below $30.00 per share, the shares of EVI Common Stock that would be received by the shareholders of Christiana in the Merger would constitute less than 80% of the total consideration payable in the Merger.

         Under the terms of the Merger Agreement, the Merger is required to close promptly following stockholder approval and the satisfaction of all other conditions to the Merger. In recognition of this obligation, EVI and Christiana have agreed that, as long as all other conditions to the Merger are satisfied as of such time, they will close the Merger if prior to the termination of the Merger Agreement (i) the market price for the EVI Common Stock equals or exceeds approximately $30.00, the price estimated by Christiana to be the price necessary for the Merger to be tax free, and (ii) Christiana receives an opinion of Arthur Andersen LLP at closing that the Merger will qualify as a reorganization under Section 368 of the Code and that the shareholders of Christiana will not recognize any gain or loss on the exchange of their shares of Christiana Common Stock for shares of EVI Common Stock in the Merger.

         No conditions to the Merger have been waived by EVI or Christiana nor are currently expected to be waived. If the Merger is not consummated by October 31, 1998, the Merger Agreement may be, but is not required to be, terminated by either EVI or Christiana without liability


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to either party other than certain continuing covenants such as confidentiality and Christiana's obligation to reimburse EVI for various of its costs relating to the Merger.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        EVI WEATHERFORD, INC.



Dated: August 17, 1998                           /s/ Curtis W. Huff
                                        --------------------------------------
                                                  Curtis W. Huff
                                               Senior Vice President,
                                            General Counsel and Secretary




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